Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Experts”, “Summary Consolidated Financial Information” and “Selected Consolidated Financial Information” and to the use of our report dated March 1, 2006, in the Registration Statement on Form S-11 and related Prospectus of CBRE Realty Finance, Inc. dated December 14, 2006.

/s/ Ernst & Young LLP

Hartford, Connecticut

December 13, 2006